Exhibit 99
FOR IMMEDIATE RELEASE

Contact:    Media Relations
        Hormel Foods
        media@hormel.com

Hormel Foods Elects New Member to its Board of Directors

AUSTIN, Minn. (September 23, 2024) — Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, announced today that Debbra Schoneman, president of Piper Sandler Companies, has been elected to the Hormel Foods Board of Directors, effective September 21, 2024.

“I am delighted to welcome Deb to the Hormel Foods board,” said Jim Snee, chairman of the board, president and chief executive officer of Hormel Foods. “She has an impressive background and brings extensive expertise in finance and corporate development, which will be invaluable as we continue to transform, modernize and grow our company.”

Schoneman joined the Audit and Governance Committees of the Hormel Foods Board of Directors.

Schoneman is president of Piper Sandler Companies (NYSE: PIPR), a leading investment bank and financial services company, where she manages the equities, fixed income and public finance businesses. She has been with the firm for 34 years, having served as president since 2018 and previously as chief financial officer from 2008 to 2017.

Schoneman has a long history of board service in the public, private and philanthropic sectors. She is currently a director on the Allina Health board, a $5 billion healthcare system, having served as its chair for three years. She also is a member of the board of trustees for the University of St. Thomas, a private university in Minnesota.

Schoneman holds a bachelor’s degree from Minnesota State University, Mankato and a Master of Business Administration from the University of St. Thomas.

About Hormel Foods — Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America's most responsible companies by Newsweek, recognized by TIME magazine as one of the World's Best Companies, received a perfect score of 100 on the 2023–24 Corporate Equality Index and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.